CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 11/Amendment No. 213 to Registration Statement File Nos. 333-152194/811-21262 on Form N-4 of our report dated March 27, 2018, relating to the financial statements and financial highlights comprising each of the Subaccounts of Brighthouse Separate Account Eleven for Variable Annuities (formerly MetLife of CT Separate Account Eleven for Variable Annuities), and our report dated March 21, 2018, relating to the consolidated financial statements and financial statement schedules of Brighthouse Life Insurance Company and subsidiaries, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP


Tampa, Florida
April 25, 2018